Exhibit 99.1

World Fuel Services Corporation Announces Acquisition of Henty Oil Limited

MIAMI--(BUSINESS WIRE)--April 3, 2009--World Fuel Services Corporation (NYSE:INT) announced today that it has completed the acquisition of the Henty Oil Group of Companies (“Henty”), a leading independent provider of marine and land based fuels in the United Kingdom.

Henty, based in Liverpool, England, with 2008 marine volume of over 250,000 metric tons, services the Irish Sea ports of Liverpool, Holyhead and Heysham. Henty’s land segment, with 2008 volume of approximately 10 million gallons, provides fuel and gas oil to a broad range of customers throughout the United Kingdom.

“This acquisition further enhances our strong global position in the marine fuel business and also expands our presence in the UK land fuel distribution market,” stated Michael J. Kasbar, president and chief operating officer of World Fuel Services Corporation.

“We are very pleased to become part of a company with the global strength and expertise of World Fuel. This transaction further enhances our growth opportunities in the Northern European marketplace,” stated Paul Henty, president of Henty Oil Limited.

This transaction is expected to be $0.03 to $0.05 accretive to earnings in the first twelve months.

Information Relating to Forward-Looking Statements

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the creditworthiness of customers and counterparties and our ability to collect accounts receivable and settle derivatives contracts, fluctuations in world oil prices or foreign currency, changes in political, economic, regulatory, or environmental conditions, adverse conditions in the markets or industries in which we or our customers operate, our failure to effectively hedge certain financial risks associated with the use of derivatives, non-performance by counterparties or customers on derivatives contracts, the integration of acquired businesses, uninsured losses, our ability to retain and attract senior management and other key employees and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the marketing and sale of marine, aviation and land fuel products and related services. World Fuel Services provides fuel and related services at more than 6,000 locations including airports, seaports, tanker truck loading terminals and other customer storage locations in over 190 countries around the world. With 44 offices (including satellite offices) strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel Services’ marine customers include international container and tanker fleets and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and corporate clientele, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial and government accounts. For more information, call (305) 428-8000 or visit http://www.wfscorp.com.

CONTACT:
World Fuel Services Corporation, Miami
Ira M. Birns, Executive Vice President &
Chief Financial Officer
or
Francis X. Shea, Executive Vice President &
Chief Risk and Administrative Officer
305-428-8000